Exhibit 2.1

Investment Agreement
(Party A):INFINITY(INT'L)TRAVEL HOLDINGS INC., a Nevada Corporation
(Party B):INFINITY(INT'L)TRAVEL HOLDINGS LTD., a Hong Kong Corporation
A.	Upon the execution of this Agreement by both parties hereto, Party A agrees to invest Party B for enterprise expansion.
B.	Party A agrees to invest the sum of US$98,323.52 into Party B on/before March 20, 2015.
C.	The aggregate investment is US$98,323.52, with HK$1.52 per share, a total of 500,000 shares.
D.	Party A own 100% controlling interest of Party B.

    Party A:INFINITY(INT'L)TRAVEL HOLDINGS INC., a Nevada Corporation
    Signature:
    Print Name: KUO,TA CHIH
    Position: President
    Date of Signature: December 22,2014

    Party B:INFINITY(INT'L)TRAVEL HOLDINGS LTD., a Hong Kong Corporation
    Signature:
    Print Name: CHEUNG,FUI
    Position: President
    Date of Signature: December 22,2014